EXHIBIT 11
                              BellSouth Corporation
                        Computation of Earnings Per Share


                                        For the Three           For the Six
                                      Month Period Ended     Month Period Ended
                                              June 30,            June 30,
                                        2000         2001       2000      2001

Basic Earnings Per Common Share:

Net Income                            $ 1,064        $ 880    $ 2,065     $1,771

Weighted average shares
Outstanding                             1,882        1,874      1,881      1,873

Earnings Per Common Share              $  .57        $ .47    $  1.10      $ .95

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                                                                     EXHIBIT 11
                              BellSouth Corporation
                  Computation of Earnings Per Share (continued)


                                  For the Three Month        For the Six Month
                                      Period Ended              Period Ended
                                          June 30,                June 30,
                                     2000         2001         2000      2001

Diluted Earnings per Common Share:

Net Income                         $ 1,064        $ 880      $ 2,065    $1,771

Weighted average shares
Outstanding                          1,882        1,874        1,881     1,873

Incremental shares from
Assumed exercise of
stock options and payment of
performance share awards                18           12           18        13

Total Shares                         1,900        1,886        1,899     1,886

Earnings Per Common Share            $ .56        $ .47       $ 1.09     $ .94